Exhibit 23

Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-101883, 333-90180, 333-90182, 333-66368, 33-47234, 33-48578, 33-82826, 33-87338, 33-90992, 33-62921, 33-98724, 33-99882, 333-09017, 333-09031, 333-28857, 333-68689, 333-81691, 333-85715, 333-90719 and 333-93703; Form S-3 No. 333-120214; and Form S-4 Nos. 333-15497 and 333-105432) of First Data Corporation and in the related Prospectus of our reports dated February 23, 2005, with respect to the consolidated financial statements and schedule of First Data Corporation, First Data Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of First Data Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Denver, Colorado

February 23, 2005